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                                                                   Exhibit 23







                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42543 dated August 30, 1991) pertaining to the Cognitronics Corporation 1967 Employee Stock Purchase Plan, the Registration Statements (Form S-8 No. 33-42544 dated August 30, 1991 and Form S-8 No. 333-05897 dated June 13, 1996) pertaining to the Cognitronics Corporation 1990 Stock Option Plan and the Registration Statement (Form S-8 No. 333-05899 dated June 13,
1996) pertaining to the Cognitronics Corporation Restricted Stock Plan of our report dated March 6 , 1998, with respect to the consolidated financial statements of Cognitronics Corporation included in this Annual Report (Form10-K) for the year ended December 31, 1997.

                                             /s/ ERNST & YOUNG LLP



Stamford, Connecticut
March 30, 1998